Exhibit 99

Titan International, Inc.
2701 Spruce Street
Quincy, IL 62301
INVESTOR CONTACT:
Todd Shoot
Treasurer & VP, Investor Relations
217-221-4416

Titan International, Inc. Announces Plans to Transition Chief Financial Officer Position

QUINCY, IL.- Titan International, Inc. (NYSE: TWI) (“Titan” or the “Company”) today announced that it notified James M. Froisland, the Company’s Chief Financial Officer and Chief Information Officer, that the Company will not renew his employment agreement upon the expiration of the initial term of the agreement on December 5, 2018. Pursuant to the terms of the agreement, the agreement was scheduled to renew automatically unless Mr. Froisland or the Company provided a notice of non-renewal at least six months prior to its expiration or otherwise terminated the agreement in accordance with its terms. A search for Mr. Froisland’s replacement is in process and the Company anticipates a replacement will be in place within the next several months.

Paul Reitz, President and Chief Executive Officer commented, “Jim has been instrumental in building a strong financial reporting environment at Titan that emphasizes sound internal controls and processes. We appreciate the changes he’s implemented to drive improvements in our Accounting and Information Technology areas. Titan looks forward to having Jim continue in his role as we search for his successor.”

About Titan
Titan International, Inc. (NYSE: TWI) is a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products. Headquartered in Quincy, Illinois, the company globally produces a broad range of products to meet the specifications of original equipment manufacturers (OEMs) and aftermarket customers in the agricultural, earthmoving/construction, and consumer markets. For more information, visit www.titan-intl.com.

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